Exhibit 99.1

Saba Announces Resolution of SEC Investigation

Secures Additional $15 Million Debt Financing

REDWOOD SHORES, Calif.— September 24, 2014 — Saba (OTC Pink:SABA), a global leader of cloud-based intelligent talent management solutions, today announced that it reached a settlement with the U.S. Securities and Exchange Commission (“SEC”) regarding the previously disclosed SEC investigation. Under the terms of the settlement, the Company has consented to the terms of the SEC’s order without admitting or denying the SEC’s findings.

“We are pleased to have resolved this matter with the SEC,” said Shawn Farshchi, Saba’s President and CEO. “With the settlement terms now finalized, we bring to a conclusion one important issue for the Company. Our next objective is to complete the restatement and once that is accomplished we are confident that our progress in the business will become more apparent.”

“We continue to anticipate filing the restatement in the fourth quarter of this calendar year,” said Mark Robinson, Saba’s CFO. “As previously reported, we expect the restatement to change the time periods during which affected revenues are recognized, generally shifting revenues forward to more recent periods.”

“As part of preparing to file its restated financial statements, the Company has made significant investments in upgrading systems and additional personnel to augment its internal controls over financial reporting including with respect to the time recording practices in the Company’s professional services organization,” Robinson added.

Under the terms of the settlement, the Company has agreed to undertakings including to refrain from violating certain federal securities laws and regulations and to file its Annual Report on Form 10-K for the fiscal year ended May 31, 2014 as a comprehensive annual report (the “Comprehensive Annual Report”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that will include (i) restated financials for the fiscal years ended May 31, 2010 and May 31, 2011 (unaudited) as well as the first two quarters of the fiscal year ended May 31, 2012; (ii) audited financial statements for each of the fiscal years ended May 31, 2012, May 31, 2013 and May 31, 2014; and (iii) opinions from Saba’s independent registered public accounting firm regarding the last three years of audited financial statements as well as the Company’s internal controls over financial reporting as of May 31, 2014. The Company has also agreed to pay a civil penalty of $1.75 million in three installments over a one-year period and may be required to make an additional payment of $0.1 million depending on the date on which it files its Comprehensive Annual Report. If Saba does not file its Comprehensive Annual Report by February 15, 2015, or the SEC determines that the filing is deficient and Saba is not able to cure the deficiency prior to March 9, 2015, then Saba’s registration of its common stock pursuant to Section 12 of the Exchange Act is subject to revocation pursuant to Section 12(j) of the Exchange Act.

Debt Financing

Saba also announced today that it has amended its existing credit facilities with Wells Fargo Bank, National Association and an affiliate controlled by Vector Capital to revise certain financial covenants and to obtain additional borrowings in the principal amount of $15 million under the Vector facility. In addition, the amended facilities accommodate an additional $5 million increase in the principal amount of debt, which the Company is currently considering. The additional funds will support general working capital needs as well as growth initiatives.

The Company looks forward to providing an update on its continued progress and business momentum on its first quarter fiscal year 2015 conference call scheduled for September 30, 2014.

About Saba

Saba (OTCPink: SABA) delivers a cloud-based intelligent talent management solution used by leading organizations worldwide to hire, develop, engage and inspire their people. With machine learning at its core, intelligent talent management offers proactive, personalized recommendations on candidates, connections and content to help employees and organizations lead and succeed. Saba Cloud is a highly scalable platform that exceeds industry security and reliability standards. Saba has more than 31 million users and 2,200 customers across 195 countries and 37 languages. Learn more about intelligent talent management at www.saba.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, the Company’s current progress and timing objectives regarding completion of its accounting restatement and becoming current in its required filings with the SEC including filing of its Comprehensive Annual Report in the fourth quarter of this calendar year, the Company’s expectation regarding the financial impact of the restatement including its expectation regarding the change in the time periods during which affected revenues are recognized, generally shifting revenues forward to more recent periods, the Company’s progress with its business, the effectiveness of the Company’s improvements to its internal controls over financial reporting, the possible increase in the principal amount of the Company’s debt by an additional $5 million, and the Company’s expectation that it will use additional funds to support general working capital needs as well as growth initiatives. The actual outcome of such matters could differ materially from those expressed in any forward-looking statements due to, among other things, the Company’s ability to complete the work required for the pending restatement of its financial statements within the time frames envisioned by the terms of its settlement with the SEC, any additional required adjustments to the Company’s financial statements and/or other factors arising in the restatement process that are not currently known or identified or where the scope of work required or impact of the restatement may be greater than what is currently known or anticipated by the Company, the possibility that the restatement or matters related to the restatement may give rise to shareholder litigation or other legal proceedings that are adverse to the Company or may adversely affect the outcome of pending legal proceedings, the impact of the restatement and related matters on the Company’s sales, operations and financial performance, the Company’s ability to fund its cash requirements pending its completion of the restatement and filing of its Comprehensive Annual Report and the risk that failure to meet the restatement and filing timetable set forth in the settlement with the SEC could result in deregistration of the Company’s Common Stock. In addition, Saba faces risks and uncertainties that could affect timing of the completion of its restatement and becoming current with respect to its delayed filings with the SEC including material weaknesses that exist with respect to its internal controls over financial reporting or additional deficiencies or weaknesses in its internal controls over financial reporting that may be identified. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Saba

Roy Lobo, 650-696-1610

VP of Investor Relations

roylobo@saba.com